Exhibit 10.4


                         [MIAMI COMPUTER SUPPLY, INC.]







                                 March 12, 1996



Support Employees



Re:     Profit Sharing



MCSI recorded record sales and profits in 1995. We thank everyone for their efforts and look forward to a solid performance in 1996.

[Redacted sentence.] We are counting on each of you to make the move as smooth as possible. Target move in date is Labor Day Weekend, August 31st, September 1st, and September 2nd.

We also are anticipating one or more acquisitions in 1996. There will be one change in 1996 regarding profit sharing. One third will be based on longevity and two thirds on performance instead of the other way around.

Results will be tracked as they were last year.

Let's all pull together again for a prosperous 1996.



                                                            /s/Al

                                                            Al Schwarz
                                                            President